Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4/A of our report dated March 2, 2007, except for Note 18, as for which the date is November 26, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated November 27, 2007. We also consent to the incorporation by reference of our report dated March 2, 2007 relating to the financial statement schedule, which appears in the Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
November 28, 2007